Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2, our report dated March 12, 2004 relating to the financial statements of Solomon Technologies, Inc., for the year ended December 31, 2003, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Prospectus.


/s/ Radin, Glass & Co., LLP
Radin, Glass & Co., LLP
New York, New York
December 28,  2004